EXHIBIT 3.6

FIRST AMENDMENT
TO
SECOND AMENDED AND RESTATED BYLAWS
OF
CAMERON INTERNATIONAL CORPORATION
(FORMERLY COOPER CAMERON CORPORATION)

Effective February 21, 2008

WHEREAS, the Board of Directors (the “Board”) of Cameron International Corporation, a Delaware corporation (the “Corporation”), has heretofore adopted the Corporation’s Second Restated Bylaws (the ”Bylaws”); and

WHEREAS, Section FOURTEENTH of the Restated Certificate of Incorporation of the Corporation and Article IX of the Bylaws provide that the Board has the power to amend the Bylaws; and

WHEREAS, by meeting of the Board on February 21 2008, the Board authorized and approved certain amendments to the Bylaws as set forth in this First amendment to Second Restated Bylaws;

NOW, THEREFORE, effective as of the date first set forth above, the Bylaws are hereby amended as follows:

A.   Article V, Section 1 of the Bylaws is hereby amended and restated to read in its entirety as follows:

     “Section 1.     Certificates for Shares.  The shares of the Corporation’s capital stock may be certificated or uncertificated, as provided under the laws of the State of Delaware.  Except as otherwise provided by law, the rights and obligations of shareholders are identical whether or not their shares are represented by certificates.  Each shareholder, upon written request to the Corporation or its transfer agent, shall be entitled to a certificate of the capital stock of the Corporation.  If certificated, certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors.  Such certificates shall be signed (i) by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or a vice President and (ii) by the Secretary or an Assistant Secretary.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation.  All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in the case of a lost, destroyed or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.”

B.   Article V, Section 4 of the Bylaws is hereby amended and restated to read in its entirety as follows:

    “Section 4.      Transfer of Shares.  The Board of Directors may appoint one or more transfer agents for the Corporation’s capital stock and may make, or authorize such agent or agents to make, all such rules and regulations as are expedient governing the issue, transfer and registration of shares of capital stock of the Corporation and any certificates representing such shares.  Transfer of the shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of his authority to transfer, or by his attorney thereunder authorized by power of attorney, duly executed and filed with Secretary of the Corporation or its transfer agent, either (i) if such shares are certificated, on surrender for cancellation of the certificate of such shares to the Corporation or its transfer agent, or (ii) if such shares are uncertificated, upon proper instructions from the holder thereof, in each case with such proof of authenticity of signature as the Corporation or its transfer agent may reasonably require.  Prior to due presentment for registration of transfer of a security (whether certificate or uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all rights and powers of such security.”